Trane Technologies plc
Incentive Stock Plan of 2018

Global Stock Option Grant Notice
(“Grant Notice”)

Trane Technologies plc (the “Company”) hereby awards to Participant a non-qualified stock option (“Option”) to purchase the number of ordinary Shares of the Company specified below and with certain terms set forth below (the “Award”). The Award is subject to the terms below and all of the terms and conditions set forth in the Company’s Incentive Stock Plan of 2018 (the “Plan”) and the Global Stock Option Award Agreement (the “Award Agreement”).

Participant Name:	[Insert name as First Last]
Date of Grant:	[Insert Grant Date as Month DD, YYYY]
Number of Shares Subject to Option:	[Insert Number of Options Awarded]
Exercise Price per Share (US $):	[Insert option price]
Vesting Schedule:	3-year graded vesting (one-third of the Options shall vest on each of the first, second and third anniversaries of the Date of Grant)

Trane Technologies plc
Incentive Stock Plan of 2018

Global Stock Option Award Agreement

Trane Technologies plc (the “Company”) hereby grants to the individual (the “Participant”) named in the applicable grant notice (the “Grant Notice”) and as of the date set forth therein (the “Grant Date”) a non-qualified stock option (the “Option”) to purchase the number of ordinary shares of the Company set forth in the Grant Notice (the “Shares”) at the exercise price per Share as set forth in the Grant Notice, pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2018 (the “Plan”) and to the terms and conditions set forth in this Stock Option Award Agreement, including the Appendix (the Stock Option Award Agreement, including the Grant Notice, which is incorporated herein, and the Appendix are referred to, collectively, as the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Vesting and Exercisability.

(a) Normal Vesting and Exercisability. Participant’s right to purchase Shares subject to the Option shall vest in accordance with the schedule set forth in the Grant Notice, subject to Participant’s continued employment with the Company or an Affiliate on each vesting date set forth in the Grant Notice, except that any fractional installments shall be carried forward and vest when such combined fractional installments result in a full Share. Subject to the provisions below, the term of the Option shall be 10 years from the Grant Date.

(b) Termination of Employment. In the event that Participant’s employment with the Company and its Affiliates is terminated, the Options shall be vested and shall remain exercisable to the extent set forth in the tables below. Certain terms used in the tables below are defined in Section 2 hereof.

Table 1: Not Eligible for Retirement (as Defined in Section 2(h)) at Time of Termination
Termination Event	Vesting/Forfeiture	Exercisability
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination, and not for Cause.	Unvested Options shall be vested immediately in the number of Options that would have vested within 12 months following the termination of Participant’s active employment.	All vested Options shall remain exercisable for 3 years following termination of active employment.
Involuntary termination of employment for Cause.	All Options, whether vested or unvested, shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such Options or the underlying Shares.	No Options are exercisable as of the date of termination of active employment.
Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 3 years from the date of termination of active employment.
Termination of employment by reason of death or Disability.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 3 years following termination of active employment.
Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job related to a Major Restructuring that occurs before the one-year anniversary of completion of the Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.	All unvested Options shall be forfeited as of the date of termination of active employment.	All vested Options shall remain exercisable for 90 days following termination of active employment.

Table 2: Eligible for Retirement (as Defined in Section 2(h)) at Time of Termination
Termination Event	Vesting/Forfeiture	Exercisability
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination and not for Cause.
Unvested Options shall continue to vest according to the schedule set forth in Section 1(a) in the number of Options resulting from the greater of the formulas set forth in Section 1(c)(i) or Section 1(d).
All vested Options shall remain exercisable for 5 years following termination of active employment.
Involuntary termination of employment for Cause.
All Options, whether vested or unvested, shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such Options or the underlying Shares.
No Options are exercisable as of the date of termination of active employment.

Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 5 years from the date of termination of active employment.
Termination of employment by reason of death.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 3 years following the date of termination of active employment.
Termination of employment by reason of Disability.	All unvested Options shall continue to vest according to the schedule set forth in Section 1(a).	All vested Options shall remain exercisable for 5 years following termination of active employment.
Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job related to a Major Restructuring that occurs before the one-year anniversary of completion of the Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.
	Unvested Options shall continue to vest according to the schedule set forth in Section 1(a) in the number of Options set forth in Section 1(c)(i) and subject to Section 1(c)(ii).	All vested Options shall remain exercisable for 5 years following termination of active employment.

(c) Retirement Vesting Benefit.
1.If this Section 1(c)(i) is referenced in Section 1(b) above, then the pro-rated number of the unvested Options is determined by (i) multiplying by the number of days in the calendar year of the Grant Date during which Participant was employed by the Company or any Affiliate, and (ii) dividing by the number of days in the corresponding calendar year (the “Retirement Vesting Benefit”). Notwithstanding the foregoing, the Retirement Vesting Benefit will result in the continued vesting of all unvested Options if Participant’s employment terminates due to Retirement following the calendar year in which the Grant Date occurs.
(i)Notwithstanding Section 1(c)(i), if this Section 1(c)(ii) is referenced in Section 1(b) above, in the event a Retirement-eligible Participant terminates and commences full-time employment with a competitor following termination (to the extent determined in the sole discretion of the Company), then, unless prohibited under the laws of any applicable jurisdiction, (including, but not limited to, California), all unvested Options shall be forfeited immediately.

(d) 12-Month Benefit Vesting. If this Section 1(d) is referenced in Section 1(b) above, then Participant shall vest in the number of Options that would have vested within 12 months following the termination of Participant’s active employment.

(e) Option Term. In no event shall any portion of the Options be exercisable more than 10 years after the Grant Date.

2.Definitions.

(a) For purposes of this Award Agreement, Affiliate shall include any entity that was an Affiliate as of the Grant Date if such entity has ceased to be an Affiliate as a result of a Major Restructuring unless otherwise specified herein.

(b) Cause shall mean (i) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) solely for purposes of Section 2(e), substantial failure or refusal by Participant to perform his or her employment duties, which failure or refusal continues for a period of 10 days following delivery of written notice of such failure or refusal to Participant by the Company or an Affiliate; (iii) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any non-U.S. jurisdiction); or (iv) any material violation of the Company’s code of conduct, as in effect from time to time.

(c) Good Reason shall mean (i) a substantial diminution in Participant’s job responsibilities or a material adverse change in Participant’s title or status (however, performing the same job for a smaller organization following a Major Restructuring shall not constitute Good Reason); (ii) a reduction of Participant’s base salary or target bonus (however, a reduction of Participant’s base salary or target bonus shall not constitute Good Reason if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company or an Affiliate) or the failure to pay Participant’s base salary or bonus when due or the failure to maintain on behalf of Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those in effect prior to the completion of the Major Restructuring; or (iii) the relocation of the principal place of Participant’s employment by more than 35 miles from Participant’s principal place of employment immediately prior to the completion of the Major Restructuring; however, any of the events described in clauses (i)‑(iii) above shall constitute Good Reason only if the Company (or an Affiliate, if applicable) fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason; and such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or Participant’s knowledge thereof, unless Participant has given the Company written notice thereof prior to such date.

(d) Group Termination Event shall mean an involuntary termination of employment that is part of a group termination of employment, including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility. In the event Participant’s employer ceases to be an Affiliate as a result of a Major Restructuring, this will not constitute a Group Termination Event.

(e) Involuntary Loss of Job shall mean, with respect to any Participant, the termination of such Participant’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause, or (ii) by Participant with Good Reason, unless, with respect to both (i) and (ii), the Company can reasonably demonstrate that such occurrence is not substantially related to, or as a result of, a Major Restructuring. In no event shall Participant’s employer ceasing to be an Affiliate (as defined in the Plan) as a result of a Major Restructuring, on its own, constitute an Involuntary Loss of Job.

(f) Job Elimination shall mean an involuntary termination of employment by reason of job elimination, substantial change in the nature of Participant’s position, or job relocation.

(g) Major Restructuring shall mean a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions which,

individually or in the aggregate, has the effect of resulting in the elimination of all, or the majority of, any one or more of the Company’s business segments, so long as such transaction or transactions do not constitute a Change in Control.

(h) Retirement shall mean attainment of age 55 with at least 10 years of service with the Company and any Affiliate, unless otherwise defined in an Appendix. For purposes of this definition of Retirement, service with the Company or any of its Affiliates while the Company was known by the name Ingersoll-Rand plc shall be deemed service with the Company and its Affiliates.

3. Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax‑Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
(a) withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer, or any Affiliate;
(b) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(c) requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items;
(d) withholding in Shares to be issued upon exercise of the Option; and/or
(e) any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by applicable law or the Plan, approved by the Committee; provided, however, that if Participant is an officer of the Company subject to Section 16 of the Exchange Act, then the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) will determine the method of withholding from alternatives (a) – (e) above and, if the Committee does not exercise its discretion prior to the applicable withholding event, then Participant will be entitled to elect the method of withholding from alternatives (a) – (e) above.

The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including maximum applicable rates in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the

Company and/or the Employer. The Company may refuse to honor the exercise of the Option or refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

4. Recoupment Provision. As an additional condition of receiving this award of Options, Participant agrees that the Options, whether vested or unvested, and any Shares issued under the Options (and any proceeds therefrom), shall be subject to deduction, clawback, forfeiture, and/ or repayment to the Company to the extent required (i) under the Company’s Clawback/Recoupment Policy, any other compensation clawback or recoupment policy in effect as of the Grant Date or, to the extent adopted by the Board following the Grant Date, any similar policy applicable to circumstances where Participant engages in misconduct, fraud, a violation of law or other similar circumstances, and, in each case, as may be amended from time to time, and (ii) to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards.

5. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

6. Choice of Law and Venue. The Option grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of North Carolina and agree that such litigation shall be conducted in the courts of Mecklenburg County, North Carolina, or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed.

7. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8. Country-Specific Provisions. The Option and any Shares subject to the Option shall be subject to any special terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

9. Imposition of Other Requirements. This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

10. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

12. Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and, if different, Participant’s country of residence, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring his or her compliance with any applicable restrictions and should speak to his or her personal legal advisor on this matter.

13. Foreign Asset/Account Reporting; Exchange Controls. Participant may be subject to foreign asset and/or account reporting requirements and/or exchange controls as a result of the exercise of the Option, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. For example, Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the tax or other authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received pursuant to the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant is responsible for ensuring compliance with any applicable requirements and should speak to his or her personal legal advisor regarding these requirements.

14. Acknowledgement & Acceptance within 120 Days. This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock option administrator. Failure to accept the Option within 120 days of the Grant Date may result in cancellation of the Option.

Signed for and on behalf of the Company:
__________________________________
David S. Regnery
Chair and Chief Executive Officer
Trane Technologies plc

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933.

Appendix

Trane Technologies plc
Incentive Stock Plan of 2018
Global Stock Option Award Agreement
Country-Specific Provisions

This Appendix includes special terms and conditions applicable to Participant if Participant resides and/or works in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Stock Option Award Agreement. Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix.

This Appendix also includes information relating to exchange control, foreign asset and/or account reporting and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities, and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or the Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to Participant’s particular situation. The Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, or if Participant transfers employment or residency to another country after the Option is granted, the information contained herein may not be applicable to Participant. The Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to Participant.

Provisions Applicable to All Non-U.S. Countries

1.Nature of Grant. By accepting the Option, Participant acknowledges, understands, and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;

(b) the Plan is operated and the Option is granted solely by the Company and only the Company is a party to this Award Agreement; accordingly, any rights Participant may have under this Award Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, the Employer);

(c) no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Participant under this Award Agreement;

(d) the grant of the Option is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(e) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(f) Participant is voluntarily participating in the Plan;

(g) the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h) the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(i) unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;

(j) the Option grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer, or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(k) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; if the Shares subject to the Option do not increase in value, the Option will have no value; if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the exercise price;

(l) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant ceasing to provide employment or other services to the Company, the Employer, or any Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the Option or recoupment resulting from exercise of the Option as described in Section 4 of the Stock Option Award Agreement;

(m) in the event of termination of Participant’s employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant’s right to receive or vest in the Option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing services, or will be measured with reference to such date in the case of a Group Termination Event, or other termination described in Section 1(b) of the Stock Option Award Agreement, Involuntary Loss of Job, Retirement, or termination due to death or Disability, and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); furthermore, in the event of termination of Participant’s employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant’s right to exercise the Option after termination of employment, if any, will be measured with reference to the date that Participant is no longer actively providing services and will not be extended by any notice period; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this Option grant (including whether Participant may still be considered to be providing services while on an approved leave of absence);

(n) unless otherwise provided in the Plan or by the Company, in its discretion, the Option and the benefits evidenced by this Award Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(o) neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

2. Data Privacy Provisions Applicable to Participants Outside the EEA+ (as defined below).

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Award Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering, and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer hold certain personal data about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, passport number, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, purchased, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering, and managing the Plan (“Personal Data”).

Participant understands that Personal Data may be transferred to UBS, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. The Company provides appropriate safeguards for protecting Personal Data that it receives through its adherence to all applicable Personal Data protection requirements, including any contractual requirements with any recipients of Personal Data as selected by Company to assist in the implementation, administration, and management of the Plan.

Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting his or her local human resources representative. Participant authorizes the Company, UBS and any other possible recipients which may assist the

Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the sole purpose of implementing, administering, and managing Participant’s participation in the Plan. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Option or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

3. Data Privacy Provisions Applicable to Participants in the European Union/European Economic Area/Switzerland/United Kingdom (“EEA+”).

(a) Participant is hereby notified of the collection, use and transfer, as described in this Award Agreement, in electronic or other form, of his or her Personal Data (defined below) by and among, as applicable, the Company and its Subsidiaries and Affiliates for the exclusive and legitimate purpose of implementing, administering, and managing Participant’s participation in the Plan.

(b) Participant understands that the Company and the Employer hold certain personal data about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering, and managing the Plan.

(c) Participant understands that providing the Company with this Personal Data is necessary for the performance of this Award Agreement and that Participant’s refusal to provide the Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. Participant’s Personal Data shall be accessible within the Company only by the persons specifically charged with Personal Data processing operations and by the persons that need to access the Personal Data because of their duties and position in relation to the performance of this Award Agreement.

(d) The Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant may, at any time and without cost, contact Makila Scruggs, Global Data Protection and Privacy Officer, at globalprivacyoffice@tranetechnologies.com to enforce his or her rights under the data protection laws in Participant’s country, which may include the right to (i) request access or copies of Personal Data subject to processing; (ii) request rectification of incorrect Personal Data; (iii) request deletion of Personal Data; (iv) request restriction on processing of Personal Data; (v) request portability of Personal Data; (vi) lodge complaints with competent authorities in Participant’s country; and/or (vii) request a list with the names and addresses of any potential recipients of Personal Data.

(e) The Company provides appropriate safeguards for protecting Personal Data that it receives in the U.S. through its adherence to all applicable Personal Data protection requirements, including EU Standard Contractual Clauses, where applicable. Participant understands that the Company will transfer Personal Data to UBS Financial Services Inc. at 1000 Harbor Boulevard, Weehawken, NJ 07086, U.S.A. and/or such other third parties as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan and may transfer the Personal Data to certain other third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired upon exercise of the Option.

(f) Participant understands that these recipients, which may receive, use, retain and transfer Personal Data, may be located in Participant’s country or elsewhere, including outside the European Economic Area (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections than Participant’s country. When transferring Personal Data to these recipients, the Company provides appropriate safeguards in accordance with all applicable Personal Data protection requirements, as discussed above. Participant may send questions regarding these safeguards by contacting Makila Scruggs, Global Data Protection and Privacy Officer, at globalprivacyoffice@tranetechnologies.com.

(g) Finally, the processing activity is necessary for the legitimate purposes of providing the Plan to Participant. Participant may choose to opt out of allowing the Company to share his or her Personal Data with the stock plan service provider and others as described above, although execution of such choice may affect Participant’s ability to participate in the Plan. For questions about this choice or to make this choice, Participant should contact Makila Scruggs, Global Data Protection and Privacy Officer, at globalprivacyoffice@tranetechnologies.com.

4. Language. Participant acknowledges that Participant is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.

Argentina

Type of Offering. Neither the Option nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nactional de Valores). The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. Exchange control restrictions may limit the ability to remit funds out of Argentina in order to exercise the Option or remit funds into Argentina following the receipt of the proceeds from the cashless exercise of the Option. The Company reserves the right to further restrict the exercise of the Option or to amend or cancel the Option at any time in order to comply with applicable exchange control laws in Argentina. Participant is responsible for complying with exchange control laws in Argentina and neither the Company, the Employer, nor any Affiliate will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, Participant should consult with his or her personal legal advisor before accepting the Option and before exercising the Option and/or selling any Shares acquired upon exercise of the Option to ensure compliance with current regulations.

Foreign Asset / Account Reporting Information. Participant must report holdings of any equity interest in a foreign company (e.g., Shares acquired under the Plan) on his or her annual tax return each year.

Australia

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Act).

Securities Law Information. If Participant acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Belgium

Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

Acknowledgement and Acceptance within 60 Days. This provision replaces Section 14 of the Stock Option Award Agreement:

This grant is subject to acceptance within 60 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock option administrator. In addition to accepting the Option electronically through the website of UBS, Participant must sign and return the attached form regarding the acceptance of the Option within 60 days of the Grant Date. Failure to accept the Option and sign and return the attached form within 60 days of the Grant Date will result in cancellation of the Option. If Participant takes no action with respect to the Option within 60 days of the Grant Date, Participant will be deemed to have rejected the Option.

Foreign Asset / Account Reporting Information. Participant is required to report any bank or brokerage accounts held outside of Belgium in his or her annual tax return. The first time Participant reports such an account on Participant’s annual income tax return, Participant is required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

2025 Stock Option Toekenning

Toekenningsdatum: De datum waarop uw toekenning goedgekeurd werd door het Human Resources and Compensation Committee van Trane Technologies plc
Datum van het Aanbod: De datum waarop de essentiële modaliteiten van de toekenning aan u gecommuniceerd werden
Aanvaardingslimiet: 60 dagen na de Datum van het Aanbod
1e Uitoefendatum: De eerste dag na afloop van het derde volledige kalenderjaar volgend op de Toekenningsdatum (i.e., 1 Januari, 2029)

Gelieve één optie aan te tikken:

1. AANVAARDING VAN AANDELENOPTIES BINNEN 60 DAGEN

Ik aanvaard de toekenning van de aandelenopties (“stock options”) die me werden aangeboden op de Datum van het Aanbod.
Ik begrijp en aanvaard dat ik - door het tekenen van dit formulier en het binnen 60 dagen die volgt op de Datum van het Aanbod, t.t.z. vóór of op de Aanvaardingslimiet, aan HR Belgium (sandra.swaelens@tranetechnologies.com) te doen toekomen - Belgische bedrijfsvoorheffing(*) zal betalen op 23% van de waarde van de onderliggende aandelen op de Datum van het Aanbod. Ik begrijp dat de belastingen die ik betaal op mijn aandelenopties (“stock options”) niet aan mij terugbetaald zullen worden indien mijn aandelenopties (“stock options”) in een later stadium komen te vervallen.

OF:

2. AANVAARDING VAN AANDELENOPTIES BINNEN 60 DAGEN MET VERBINTENIS

Ik aanvaard de toekenning van de aandelenopties (“stock options”) die me werden aangeboden op de Datum van het Aanbod.

Ik begrijp en aanvaard dat ik – door het tekenen van dit formulier en het binnen 60 dagen die volgt op de Datum van het Aanbod, t.t.z. vóór of op de Aanvaardingslimiet, aan HR Belgium (sandra.swaelens@tranetechnologies.com) te doen toekomen – Belgische bedrijfsvoorheffing(*) zal betalen met betrekking tot de aandelenopties op datum van de Aanvaardingslimiet. Ik begrijp dat de belastingen die ik betaal op mijn aandelenopties (“stock options”) niet aan mij terugbetaald zullen worden indien mijn aandelenopties (“stock options”) in een later stadium komen te vervallen.
Verder bevestig ik hierbij dat ik de aandelenopties (“stock options”) niet zal uitoefenen vóór de 1e Uitoefendatum noch de aandelenopties (“stock options”) zal overdragen. Deze toezegging wordt gedaan in toepassing van artikel 43 van de wet van 26 maart 1999, met het oog op het bekomen van het verminderde forfaitaire waarderingspercentage van 11,5% van de waarde van de onderliggende aandelen op de Datum van het Aanbod.

OF:

3. WEIGERING VAN AANDELENOPTIES

Ik weiger de toekenning van aandelenopties (“stock options”) die me werden aangeboden op de Datum van het Aanbod.

Ik begrijp en aanvaard dat ik – door het tekenen van dit formulier en het binnen 60 dagen die volgt op de datum van het Aanbod, t.t.z. op of voor de Aanvaardingslimiet, aan HR Belgium

(sandra.swaelens@tranetechnologies.com) te doen toekomen – geen aandelenopties (“stock options”) zal krijgen en bijgevolg niet onderworpen zal zijn aan enige Belgische bedrijfsvoorheffing met betrekking tot de aandelenopties (“stock options”). Ik begrijp dat mijn weigering van de toekenning van aandelenopties (“stock options”) die mij worden aangeboden op de Datum van het Aanbod onherroepelijk is en dat toekomstige toekenningen van aandelenopties (“stock options”), indien die er zouden zijn, naar eigen goeddunken van Trane Technologies plc zullen zijn.

***

Ik werd ervan op de hoogte gesteld dat indien ik de aanvaardingsbrief zou ondertekenen vóór of op de Aanvaardingslimiet, ik met betrekking tot de aandelenopties (“stock options”) belast zal worden op datum van de Aanvaardingslimiet en dit op basis van 23% of 11,5% van de waarde van de onderliggende aandelen, afhankelijk van mijn niet dan wel akkoord gaan om de aandelenopties (“stock options”) niet uit te kunnen uitoefenen vóór de 1e Uitoefendatum en mijn niet dan wel akkoord gaan om de aandelenopties (“stock options”) niet te kunnen overdragen. Ik begrijp dat eens deze belasting betaald is, deze belasting niet aan mij terugbetaald zal worden indien mijn aandelenopties (“stock options”) in een later stadium komen te vervallen. Ik begrijp dat zelfs indien ik niet akkoord ga om de aandelenopties (“stock options”) niet over te dragen overeenkomstig dit document, de aandelenopties (“stock options”) onderworpen zijn aan enige andere overdrachtsbeperking uiteengezet in het Trane Technologies plc Incentive Stock Plan van 2018.

Ik begrijp en aanvaard dat indien ik dit formulier niet onderteken en terugbezorg aan HR Belgium vóór de Aanvaardingslimiet, de toekenning van aandelenopties (“stock options”) zal worden geannuleerd. Daarenboven begrijp ik en aanvaard ik dat indien ik geen actie onderneem met betrekking tot de aandelenopties (“stock options”) voor de Aanvaardingslimiet, ik geacht zal worden de aandelenopties (“stock options”) te hebben geweigerd.

Naam:

Handtekening:

Datum:

(*) In elk geval zal het belastbaar voordeel worden belast aan uw marginale belastingvoet en zal de Vennootschap of uw Werkgever de wettelijk voorziene bedrijfsvoorheffing inhouden op uw loon, tenzij u aan uw Werkgever een betaling in speciën zou overmaken gelijk aan het bedrag van de wettelijk verschuldigde bedrijfsvoorheffing.

De Vennootschap geeft géén belastingadvies. U bent verantwoordelijk om zonodig onafhankelijk belastingadvies in te winnen.

(FYI only: translation of official Dutch version)

2025 Stock Option Award

Grant Date The date your grant was approved by the Human Resources and Compensation
Committee of Trane Technologies plc
Offer Date: The date the material terms of the award are communicated to you
Acceptance Limit: 60 days after the Offer Date
1st Exercise Date: The first day after the third full calendar year following the Offer Date expires
(i.e., January 1, 2029)

Please tick ONE option
1. ACCEPTANCE OF STOCK OPTIONS WITHIN 60 DAYS

I accept the award of Stock Options offered to me on the Offer Date.

I understand and accept that - as a result of signing this letter within 60 days of the Offer Date, i.e., on or before the Acceptance Limit, and returning it to HR Belgium (sandra.swaelens@tranetechnologies.com) - I will be subject to Belgian income tax(*) on 23% of the value of the Shares underlying my award on the Offer Date. I understand that any taxes paid on my Stock Options will not be refunded to me if my Stock Options are subsequently forfeited.

OR
2. ACCEPTANCE OF STOCK OPTIONS WITHIN 60 DAYS WITH UNDERTAKING

I accept the award of Stock Options offered to me on the Offer Date.
I understand and accept that - as a result of signing this letter within 60 days of the Offer Date, i.e., on or before the Acceptance Limit, and returning it to HR Belgium (sandra.swaelens@tranetechnologies.com) - I will be subject to Belgian income tax(*) with respect to the Stock Options at the Acceptance Limit. I understand that any taxes paid on my Stock Options will not be refunded to me if my Stock Options are subsequently forfeited.

I hereby confirm that I shall not exercise the Stock Options before the 1st Exercise Date nor transfer the Stock Options. This undertaking is made pursuant to article 43 of the Law of March 26, 1999, with a view to obtaining the reduced lump sum valuation percentage of 11.5% of the value of the Shares underlying my award on the Offer Date.

OR

3. REJECTION OF STOCK OPTIONS

I reject the award of Stock Options offered to me on the Offer Date.
I understand and accept that - as a result of signing this letter within 60 days of the Offer Date, i.e., on or before the Acceptance Limit, and returning it to HR Belgium (sandra.swaelens@tranetechnologies.com) - I will not receive any Stock Options and therefore will not be subject to any Belgian income tax in connection with the Stock Options. I understand that my rejection of the award of Stock Options offered to me on the Offer Date is irrevocable and that future grants of Stock Options, if any, will be at the sole discretion of Trane Technologies plc.
***

I have been informed that my signature of acceptance on or before the Acceptance Limit causes the award to be taxed at the Acceptance Limit, based on the 23% or 11.5% valuation depending on whether or not I agree that I will not exercise the Stock Options before the 1st Exercise Date and whether or not I agree that I will not transfer the Stock Options. I understand once this tax is paid, this tax will not be refunded to me if I subsequently forfeit my Stock Options. I understand that even if I do not agree that I will not transfer the Stock Options pursuant to this document, the Stock Options are subject to any other restriction on transfer set forth in the Trane Technologies plc Incentive Stock Plan of 2018.

I understand and accept that if I do not sign and return this letter to HR Belgium prior to the Acceptance Limit, the award of Stock Options will be cancelled. Further, I understand and accept that if I take no action with respect to the Stock Options prior to the Acceptance Limit, I will be deemed to have rejected the award of Stock Options.

PLEASE SIGN THE DUTCH VERSION
English translation FYI only

(*) In each case, the taxable benefit will be taxed at your marginal rate of income tax and the Company or your Employer will withhold the legally required wage withholding tax through payroll unless you tender a cash payment to the Employer in the amount of the wage withholding tax due.

The Company does not provide tax advice. You are responsible for seeking your own tax advice as appropriate.

Brazil
Nature of Grant. This provision supplements the above “Nature of Grant” provision of the Appendix:

By accepting the Option, Participant agrees that (i) he or she is making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to Participant.

Compliance with Law. By accepting the Option, Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the exercise of the Option, the receipt of any dividends and the sale of Shares acquired under the Plan.

Exchange Control Information. If Participant is a resident or domiciled in Brazil, he or she may be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil, depending on the aggregate value of such assets and rights. If the aggregate value of such assets and rights is US$1,000,000 or more but less than US$100,000,000, a declaration must be submitted annually. If the aggregate value exceeds US$100,000,000, a declaration must be submitted quarterly. Assets and rights that must be reported include Shares.

Canada
Non-Qualified Securities. All or a portion of the Shares subject to the Option may be “non-qualified securities” within the meaning of the Income Tax Act (Canada). The Company shall provide Participant with additional information and/or appropriate notification regarding the characterization of the Option for Canadian income tax purposes as may be required by the Income Tax Act (Canada) and the regulations thereunder.

Form of Payment for Options. Due to legal restrictions in Canada, Participant may not pay the exercise price or Tax-Related Items by surrendering Shares that he or she already owns or by attesting to the ownership of Shares.

No Obligation to Make Payment. This provision replaces Section 1(c) of the Appendix:
Except as explicitly and minimally required under applicable legislation, no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Participant under this Award Agreement;

Exclusion from Compensation or Salary. This provision replaces Section 1(h) of the Appendix:
Except as explicitly and minimally required under applicable legislation, the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

No Compensation for Forfeiture. This provision replaces Section 1(l) of the Appendix:

Except as explicitly and minimally required under applicable legislation, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant ceasing to provide employment or other services to the Company, the Employer, or any Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the Option or recoupment resulting from exercise of the Option as described in Section 4 of the Stock Option Award Agreement;

Termination of Employment. This provision replaces Section 1(m) of the Appendix:
For purposes of the Option, and except as provided herein, Participant’s employment or other service relationship will be considered terminated (regardless for the reason for such termination and whether or not the termination is later found to be invalid, unlawful, or in breach of applicable laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any), and Participant’s right (if any) to earn, seek damages in lieu of, vest in, exercise, or otherwise benefit from any portion of the Option pursuant to this Award Agreement will be measured by, the date Participant is no longer actually providing services to the Company or one of its Affiliates (the “Termination Date”).

Unless explicitly required by applicable legislation, the Termination Date shall exclude and shall not be extended by any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common/civil law or otherwise. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting or extended exercisability for that portion of time before the Termination Date, nor will Participant be entitled to any compensation for lost vesting or exercisability.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting or exercisability during a statutory notice period, Participant’s right to vest in, exercise, or otherwise benefit from the Option, if any, will terminate effective upon the expiry of the minimum statutory notice period, but Participant will not earn or be entitled to pro-rated vesting or extended exercisability if the vesting date or exercisability period falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting or exercisability. In any event, if employment standards legislation explicitly requires continued vesting or exercisability during a statutory notice period, then the additional vesting and exercisability provided under Section 1(b) is deemed to be inclusive of any entitlements that arise during the applicable statutory notice period. For further clarity, any reference to a termination of Participant’s employment or other service relationship or a date of termination under this Award Agreement or the Plan will be interpreted to mean the Termination Date.

Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through UBS or such other broker designated under the Plan, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Company’s ordinary shares are currently traded on the New York Stock Exchange which is located outside of Canada, under the ticker symbol “TT” and Shares acquired under the Plan may be sold through this exchange.

Foreign Asset / Account Reporting Information. Foreign specified property, including Shares and rights to Shares (e.g., Options), held by a Canadian resident must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign specified property exceeds C$100,000 at any time during the year. If applicable, Form T1135 is due by April 30th of the following year. Options must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the resident. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are owned, this ACB may have to be averaged with the ACB of the other Shares. Participant is responsible for ensuring his or her compliance with any applicable reporting obligations and should speak to his or her personal legal advisor on this matter.

Data Privacy. This provision supplements the above Section 2 of the Appendix “Data Privacy Provisions Applicable to Participants Outside the EEA+:”

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, its Affiliates and UBS (or any other stock plan service provider that may be selected by the Company to assist with the Plan) to disclose and discuss the Plan with their respective advisors. Participant acknowledges that Participant’s personal information may be transferred or disclosed outside the Province of Quebec, including to the U.S. Participant further authorizes the Company and its Affiliates to record such information and to keep such information in Participant’s employee file. Participant also acknowledges that the Company, its Affiliates and UBS may use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.

Chile
Securities Law Information. The offer of Options constitutes a private offering in Chile effective as of the Grant Date. The offer of Options is made subject to ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). This offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and therefore such securities are not subject to its oversight. Given that these securities are not registered in Chile, there is no obligation from the issuer to provide public information on them in Chile. These securities cannot be subject to public offering in Chile while they are not registered at the corresponding securities registry in Chile.

Información bajo la Ley de Mercado de Valores. Esta oferta de las Opciónes constituye una oferta privada en Chile y se inicia en la Fecha de la Concesión. Esta oferta de Opciónes se acoge a las disposiciones de la Norma de Carácter General N° 336 de la Comisión para el Mercado Financiero de Chile (“CMF”). Esta oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse de valores no inscritos en Chile, no existe la obligación por parte del emisor de entregar en Chile información pública respecto de los mismos. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el registro de valores correspondiente.

Exchange Control Information. If Participant remits funds in excess of US$10,000 out of Chile to pay the exercise price of the Option, the funds must be transferred through the Formal Exchange Market (“FEM”) (i.e., a commercial bank or registered foreign exchange office). In addition, exchange control reporting requirements will apply if the value of any Shares acquired without the remittance of funds out of Chile exceeds US$10,000. This requirement applies in the case of the exercise of the Option without the remittance of funds out of Chile. Moreover, additional reporting requirements will apply if Participant’s aggregate investments abroad exceed US$5,000,000 at any time in a calendar year. Finally, if Participant repatriates funds related to the Plan (e.g., sale proceeds, dividends) to Chile and the amount of such funds exceeds $10,000, or if Participant repatriates sale proceeds from Shares that were purchased with funds that were required to be transferred out of Chile through the Formal Exchange Market (the “FEM”), such repatriation must be effected through the FEM.

Foreign Asset / Account Reporting Information. Participant will also be required to provide certain information to the Chilean Internal Revenue Service (“CIRS”) regarding the results of investments held abroad and the taxes paid abroad. The sworn statements disclosing this information must be submitted electronically through the CIRS website, www.sii.cl, using Form 1929, which is due on June 30 each year.

Exchange control and tax reporting requirements in Chile are subject to change. Participant is responsible for ensuring his or her compliance with any applicable reporting obligations and should speak to his or her personal legal advisor on this matter.

China
Vesting and Exercisability. The following provisions supplement or replace certain sections of Section 1 of the Stock Option Award Agreement, as indicated.

This provision supplements Section 1 of the Stock Option Award Agreement:

Notwithstanding any provision to the contrary in this Award Agreement, the Option may not vest or be exercised unless and until all necessary approvals from the PRC State Administration of Foreign Exchange or its local counterpart (“SAFE”) have been obtained and maintained under applicable exchange control rules, as determined by the Company in its sole discretion.

This provision replaces Section 1(b) of the Stock Option Award Agreement:

(a) Termination of Employment. In the event that Participant’s employment with the Company and its Affiliates is terminated, the Options shall be vested and shall remain exercisable to the extent set forth in the tables below. Certain terms used in the tables below are defined in Section 2 hereof.

Table 1: Not Eligible for Retirement (as Defined in Section 2(h)) at Time of Termination
Termination Event	Vesting/Forfeiture	Exercisability
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination, and not for Cause.	Unvested Options shall become vested on the date of termination of active employment in the number of Options that would have vested within 12 months following the termination of Participant’s active employment.	All vested Options shall remain exercisable for 6 months following termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 3 years).
Involuntary termination of employment for Cause.	All Options, whether vested or unvested, shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such Options or the underlying Shares.	No Options are exercisable as of the date of termination of active employment.
Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 6 months from the date of termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 3 years).

Termination of employment by reason of death or Disability.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 6 months following termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 3 years).
Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job related to a Major Restructuring that occurs before the one-year anniversary of completion of the Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.	All unvested Options shall be forfeited as of the date of termination of active employment.	All vested Options shall remain exercisable for 90 days following termination of active employment.

Table 2: Eligible for Retirement (as Defined in Section 2(h)) at Time of Termination
Termination Event	Vesting/Forfeiture	Exercisability
Involuntary termination of employment by reason of a Group Termination Event or Job Elimination and not for Cause.	Unvested Options shall become vested on the date of termination of active employment in the number of Options resulting from the greater of the formulas set forth in Section 1(c)(i) or Section 1(d).	All vested Options shall remain exercisable for 6 months from the date of termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 5 years)
Involuntary termination of employment for Cause.
All Options, whether vested or unvested, shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such Options or the underlying Shares.
No Options are exercisable as of the date of termination of active employment.

Termination of employment by reason of an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 6 months from the date of termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 5 years).
Termination of employment by reason of death.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 6 months following termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 3 years).
Termination of employment by reason of Disability.	All unvested Options shall become vested on the date of termination of active employment.	All vested Options shall remain exercisable for 6 months following termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 5 years).
Any voluntary or involuntary termination of employment that is not by reason of (i) a Group Termination Event, (ii) a Job Elimination, (iii) an Involuntary Loss of Job related to a Major Restructuring that occurs before the one-year anniversary of completion of the Major Restructuring, (iv) death, (v) Disability, or (vi) Cause.
	Unvested Options shall continue to vest according to the schedule set forth in Section 1(a) in the number of Options set forth in Section 1(c)(i) and subject to Section 1(c)(ii).	All vested Options shall remain exercisable for 6 months following termination of active employment (or such longer period as may be permitted by SAFE, not to exceed 5 years)

Form of Payment for Options. To facilitate compliance with any applicable laws or regulations in China, Participant will be required to pay the exercise price through the delivery of irrevocable instructions to a broker to sell all of the Shares obtained upon exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased. The remaining proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with any applicable exchange control laws and regulations. The Company reserves the right to allow additional forms of payment depending on the development of local law.

Exchange Control Restrictions. Participant understands and agrees that, if he or she is a PRC national and subject to exchange control restrictions in China, he or she will be required to immediately repatriate the proceeds of the sale of Shares to China. Participant further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or an Affiliate and he or she hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to Participant’s personal account. Participant also understands that the Company will deliver any sale proceeds to Participant as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Colombia
Nature of Grant. This provision supplements the above “Nature of Grant” provision of the Appendix:

Participant acknowledges that, pursuant to Article 128 of the Colombian Labor Code, the Option and related benefits do not constitute a component of Participant’s “salary” for any legal purpose. Therefore, the Option and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

Securities Law Information. The Shares are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and, therefore, the Shares may not be offered to the public in Colombia. Nothing in the Plan, the Award Agreement or any other document evidencing the grant of the Option shall be construed as the making of a public offer of securities in Colombia.

Exchange Control Information. Participant is responsible for complying with any and all Colombian foreign exchange requirements in connection with the Option, any Shares acquired and funds remitted out of or into Colombia in connection with the Plan. This may include, among others, reporting obligations to the Central Bank (Banco de la República) and, in certain circumstances, repatriation requirements. Participant is responsible for ensuring his or her compliance with any applicable requirements and should speak to his or her personal legal advisor on this matter.

Foreign Asset / Account Reporting Information. Participant may be required to file an annual information return detailing any assets held abroad to the Colombian Tax Office. If the individual value of these assets exceeds a certain threshold, Participant must identify and characterize each asset, specify the jurisdiction in which it is located and provide its value.

Czech Republic
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

Exchange Control Information. The Czech National Bank (“CNB”) may require Czech residents to fulfill certain notification duties in relation to the purchase of Shares and the opening and maintenance of a foreign account. In addition, Czech residents may need to report the following even in the absence of a request from the CNB: (a) foreign direct investments with a value of CZK 2,500,000 or more in the aggregate and (b) other foreign financial assets with a value meeting or exceeding a prescribed threshold. Because exchange control regulations change frequently and without notice, Participant should consult his or her personal legal advisor regarding participation in the Plan to ensure compliance with current regulations. It is Participant’s responsibility to comply with any applicable Czech exchange control laws.

Denmark
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

Danish Stock Option Act. Participant acknowledges that Participant has received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act, as amended effective January 1, 2019.

Foreign Asset / Account Reporting Information. Participant must report foreign bank/brokerage accounts and their deposits, including Shares held in such an account, in Participant’s tax return under the section on foreign affairs and income.

France
Award Not Tax-Qualified. The Award is not intended to be French tax-qualified.

Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.
Consent to Receive Information in English. In accepting the Award, Participant confirms having read and understood the documents relating to the Award (the Plan and the Award Agreement), which were provided in English. Participant accepts the terms of these documents accordingly.

Consentement à Recevoir des Informations en Anglais. En acceptant cette Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan et le Contrat d’Attribution), qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

Foreign Asset / Account Reporting Information. Participant is required to report all foreign bank and brokerage accounts (whether open, held, used and/or closed) to the French tax authorities when filing his or her annual tax return.

Germany
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If Participant makes or receives a payment in excess of this amount (including if Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover Tax-Related Items, Participant must report the payment and/or the value of the Shares withheld or sold to the

Bundesbank, either electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. Participant is responsible for complying with applicable reporting obligations and should speak to his or her personal legal advisor on this matter.
Hong Kong
Vesting and Exercisability. This provision supplements Section 1 of the Stock Option Award Agreement.

In the event the Option vests and is exercised within 6 months of the Grant Date, Participant agrees not to sell any Shares acquired upon exercise of the Option prior to the 6-month anniversary of the Grant Date.

Securities Law Information. WARNING: The Award and the Shares issued upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Award Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. Participant should exercise caution in relation to the offer. If Participant has any questions about any of the contents of the Award Agreement or the Plan, he or she should obtain independent professional advice.

Hungary
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

India
Exchange Control Information. Any funds realized under the Plan (i.e., proceeds from the sale of Shares acquired under the Plan or any dividends paid on such Shares) must be repatriated to India within specified timeframes as required under applicable regulations. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

In addition, Participant may be subject to Tax Collection At Source (“TCS”) if Participant’s annual remittances out of India exceed a certain amount (currently INR 700,000). Participant may be required to provide a declaration to the bank remitting the funds to determine if such amount has been reached. Participant further agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.

Foreign Asset / Account Reporting Information. Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan and, possibly, Options) in Participant’s annual tax return. Participant is responsible for complying with this reporting obligation and should consult with his or her personal advisor in this regard.

Ireland
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

Director Notification Requirement. If Participant is a director, shadow director[1] or secretary of the Company or an Irish Affiliate and has a 1% or more shareholding interest in the Company, he or she must notify the Company or the Irish Affiliate, as applicable, in writing when he or she receives or disposes of an interest in the Company (e.g., Options, Shares, etc.), when he or she becomes aware of the event giving rise to the notification requirement, or when he or she becomes a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

Italy
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

Plan Document Acknowledgement. By accepting the Option, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.
Participant further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Stock Option Award Agreement: Section 1: Vesting and Exercisability; Section 3: Responsibility for Taxes; Section 4: Recoupment Provision; Section 5: Electronic Delivery and Participation; Section 6: Choice of Law and Venue; Section 9: Imposition of Other Requirements; and Section 14: Acknowledgement and Acceptance within 120 Days.

Foreign Asset / Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including Options, cash, Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. Participant is responsible for complying with applicable reporting obligations and should speak to his or her personal legal advisor on this matter.

Japan
Exchange Control Information. If the payment amount to purchase Shares in one transaction exceeds ¥30,000,000, Participant must file a Payment Report with the Ministry of Finance (the “MOF”) (through the Bank of Japan or the bank through which the payment was effected). If the payment amount to purchase Shares in one transaction exceeds ¥100,000,000, Participant must file a Securities Acquisition Report, in addition to a Payment Report, with the MOF (through the Bank of Japan).

Foreign Asset / Account Reporting Information. Participant will be required to report details of any assets held outside of Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the requirement extends to any outstanding Options, Shares and/or cash acquired under the Plan.
Malaysia
Director Notification Requirement. If Participant is a director of an Affiliate in Malaysia, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when Participant receives an interest (e.g., the Option, Shares, etc.) in the Company or any of its Affiliates. In addition, Participant must notify the Malaysian Affiliate when Participant sells Shares or shares of an Affiliate (including when Participant sells Shares acquired under the Plan). Participant must also notify the Malaysian Affiliate if there are any subsequent changes in Participant’s interest in the Company or any Affiliates.

These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any of its Affiliates.
Mexico
Labor Law Policy and Acknowledgment. By accepting the Option, Participant expressly recognizes that Trane Technologies plc, with registered offices at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is a Mexican Subsidiary or Affiliate of the Company (“Trane Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Trane Mexico, and do not form part of the employment conditions and/or benefits provided by Trane Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política de la Ley Laboral y Reconocimiento. Aceptando este Premio (Option), el Participante reconoce expresamente que Trane Technologies plc, con oficinas registradas ubicadas en 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es una Subsidiaria o Afiliada Mexicana de la Compañía (“Trane México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante e Trane México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Trane México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.

Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.

Securities Law Information. The Option and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award

Agreement and any other document relating to the Option may not be publicly distributed in Mexico. These materials are addressed to Participant only because of Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Trane Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

The Netherlands
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

New Zealand
Securities Law Information. WARNING: Participant is being offered Options which, upon exercise in accordance with the terms of the Plan and the Award Agreement, will be converted into Shares. Participant may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, Participant may lose some or all of Participant’s investment.

New Zealand law normally requires persons and entities that offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Participant may not be given all the information usually required. Participant will also have fewer other legal protections for this investment.

Participant should ask questions, read all documents carefully, and seek independent financial advice before committing to the Options.

The Company’s ordinary shares are currently traded on the New York Stock Exchange under the ticker symbol “TT” and Shares acquired under the Plan may be sold through this exchange. Participant may end up selling the Shares at a price that is lower than the value of the Shares when Participant acquired them. The price will depend on the demand for the Company’s ordinary shares.

The Company’s most recent annual report (which includes the Company’s financial statements) is available at https://investors.tranetechnologies.com/financial-information/sec-filings/default.aspx. Participant is entitled to receive a copy of this report, free of charge, upon request to the Company at InvestorRelations@tranetechnologies.com.

Panama
Securities Law Information. The grant of the Option and the issuance of Shares at exercise are not subject to registration under Panamanian law as they are not intended for the public, but solely for Participant’s benefit.

Puerto Rico
There are no country-specific provisions.

Singapore
Securities Law Information. The grant of the Option is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Award is subject to section 257 of the SFA and Participant should not make any subsequent sale of the Shares in Singapore or any offer of such subsequent sale of the Shares subject to the Award in Singapore, unless such sale or offer in is made (i) 6 months or more after the Grant Date, (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any applicable provision of the SFA. The Shares are currently traded on the New York Stock Exchange, which is located outside of Singapore, under the ticker symbol “TT” and Shares acquired under the Plan may be sold through this exchange.

Director Notification Requirement. If Participant is a director, (including an alternate, substitute, or shadow director[2]) of a Singapore Affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Affiliate in writing when Participant receives or disposes of an interest (e.g., Options, Shares) in the Company or an Affiliate. These notifications must be made within 2 business days of acquiring or disposing of any interest in the Company or any Affiliate or within 2 business days of becoming a director if such an interest exists at that time.

Spain
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.

Nature of Grant. This provision supplements Section 1 of the Stock Option Award Agreement and the above “Nature of Grant” provision of the Appendix:

By accepting the Award, Participant consents to participate in the Plan and acknowledges having received and read a copy of the Plan.

Participant understands that the Company has unilaterally, gratuitously, and discretionally decided to grant awards under the Plan to individuals who may be employees of the Company or an Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that (i) any grant will not bind the Company or any Affiliate over and above the specific terms of the Plan and this Award Agreement; (ii) the Option and any Shares acquired upon exercise of the Option shall not become a part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever; and (iii) except as provided for in Section 1 of the Stock Option Award Agreement, the Option will cease vesting upon Participant’s termination of employment, as detailed below. In addition, Participant understands that the Award would not be granted but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of the Option shall be null and void.

Further, Participant understands and agrees that, as a condition of the grant of the Option, except as provided for in Section 1 of the Stock Option Award Agreement, Participant’s termination of employment for any reason (including for the reasons listed below) will automatically result in the loss of the Option to the extent the Option has not vested and become exercisable as of the date Participant is no longer actively employed. In particular, except as provided for in Section 1 of the Stock Option Award Agreement, Participant understands and agrees that (i) any unvested portion of the Option as of the date Participant’s active employment ends, and (ii) any vested portion of the Option that is not exercised within the period following the date Participant’s active employment ends set forth in Section 1 of the Stock Option Award Agreement will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Option. The Plan, the Award Agreement and any other documents evidencing the grant of the Option have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payment of cash or Shares made by the Company) depending on the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year. Participant should consult with his or her personal legal advisor regarding the applicable thresholds and corresponding reporting requirements.

Foreign Asset / Account Reporting Information. Participant is required to report assets or rights deposited or held outside of Spain (including Shares acquired under the Plan or cash proceeds from the sale of Shares acquired under the Plan) if the value of such right or asset exceeds €50,000 per type of asset or right. This obligation applies to assets and rights held as of December 31 (or at any time during the year in which the asset or right is sold or otherwise disposed of) and requires that information on such assets and rights be included in Participant’s tax return filed with the Spanish tax authorities for such year. After such assets or rights are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously reported asset or right increases by more than €20,000 or if ownership of such asset or right is transferred or relinquished during the year.

Switzerland
Securities Law Information. Neither this document nor any materials relating to the Shares (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an Employee, and (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to Article 51 of FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

Taiwan
Securities Law Information. The offer of participation in the Plan is available only for Employees. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Participant may acquire and remit foreign currency (including funds for the purchase of Shares and proceeds from the sale of Shares) up to US$10,000,000 per year without justification. If the transaction amount is TWD 500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.

United Arab Emirates (the “UAE”)
Securities Law Information. The Award Agreement, the Plan, and other incidental communication materials related to the Option are intended for distribution only to employees of the Company and its Affiliates for the purposes of an incentive scheme.
The Emirates Securities and Commodities Authority and the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. No other UAE authority has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it.
The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.
If Participant does not understand the contents of the Award Agreement or the Plan, he or she should consult an authorized financial adviser.

United Kingdom (the “U.K.”)
Vesting and Exercisability. For purposes of applying Section 1(b) of the Stock Option Award Agreement, “Retirement” shall mean Participant’s termination of employment due to retirement under the retirement provisions of local law in Participant’s country.
Responsibility for Taxes. This provision supplements Section 3 of the Stock Option Award Agreement:
Without limitation to Section 3 of the Stock Option Award Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the immediately foregoing provision will not apply; instead, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) the amount of any employee national insurance contributions due on this additional benefit.

United States
Foreign Asset / Account Reporting Information. Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., Options) may be required to report certain information related to their holdings to the extent the aggregate value of the Options/Shares exceeds certain thresholds (depending on Participant’s filing status) with Participant’s annual tax return. Participant should consult with his personal tax or legal advisor regarding any FATCA reporting requirements with respect to the Options or any Shares acquired under the Options.

In addition, Report of Foreign Bank and Financial Account requirements may also apply to Participant if Participants hold assets, such as Shares, outside the U.S.

[1] A shadow director is an individual who is not on the board of directors of the Company or the Irish Affiliate but who has sufficient control so that the board of directors of the Company or the Irish Affiliate, as applicable, acts in accordance with the directions and instructions of the individual.
[2] A shadow director is an individual who is not on the board of directors of the Singapore Affiliate but who has sufficient control so that the board of directors of the Singapore Affiliate acts in accordance with the directions and instructions of the individual.